Exhibit 99

Farmers & Merchants Bancorp Reports
Record Earnings in 2012

Kent A. Steinwert, Chairman, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income of $23,349,000 for the year-ending December 31, 2012, an increase of $1,140,000 or 5.1% over the prior year. Earnings per share were $29.99, return on average assets was 1.22% and return on average equity was 11.62%.

Total assets at year-end were $1.97 billion, up 2.9% over the prior year. Total loans grew $83.8 million or 7.2%. Total deposits grew 5.9% with low cost checking account balances growing $111.0 million or 18.2%. Savings and money market accounts also grew $43.5 million or 8.7% for the year.

Importantly, the Company’s total risk based capital ratio was 14.96% at December 31, 2012, resulting in the highest possible regulatory classification of “well capitalized.” Asset quality remained very strong, as measured by non-performing loans which totaled only 0.74% of total loans at December 31, 2012.

Steinwert stated, “Despite continuing pressures on the industry’s net interest margin, we are very pleased with the Company’s 2012 return on average assets of 1.22%, which compared favorably to other banks in our geographic region. Farmers & Merchants Bancorp continues to maintain its position as one of the best performing banks in California.”

*****************************
Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California’s Great Central Valley through 24 convenient locations from Sacramento to Merced.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes and financial and regulatory policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.